UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2012

Behringer Harvard Short-Term Opportunity

Fund I LP

(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51291	71-0897614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-1620

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2012, Behringer Harvard Mockingbird Commons, LLC, a 70% owned subsidiary of Behringer Harvard Short-Term Opportunity Fund I LP (referred to herein as the “Registrant, “we,” “our” or “us”), entered into a promissory note agreement with Great American Life Insurance Company to borrow $31 million (the “Loan”). Proceeds from the Loan and additional cash were used to pay off the outstanding principal balance of a $31.6 million note with Bank of America and all associated closing costs. The Loan bears interest at a fixed rate of 5.75% per annum and requires monthly payments of interest only during the first 18 months with 30 year amortization thereafter. The Loan, which matures on December 19, 2015, contains two one year extension options if certain conditions are met and does not allow prepayment in whole or in part during the first 12 months. Prepayment in whole (but not in part) from months 13 to 30 will include a yield maintenance premium as defined under the terms of the Loan.

The Loan is secured by a 198 room hotel and retail project located in Dallas, Texas (“Hotel Palomar”). We have guaranteed payment of certain recourse liabilities with respect to certain customary nonrecourse carveouts in favor of the lender in respect to the Loan.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 related to the Loan described above under Item 1.01 is incorporated by reference herein.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Behringer Harvard Short-Term OPPORTUNITY Fund I LP

	By:	Behringer Harvard Advisors II LP,
Co-General Partner

Dated: December 26, 2012	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

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